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                                                                    Exhibit 99.1

(WINDROSE LOGO)
MEDICAL PROPERTIES TRUST

PRESS RELEASE

Contact:                            Investors/Media:
Windrose Medical Properties Trust   The Ruth Group
Fred Farrar                         Stephanie Carrington/Jason Rando
President and COO                   646 536-7017/7025
317 860-8213                        scarrington@theruthgroup.com
                                    jrando@theruthgroup.com

  WINDROSE MEDICAL PROPERTIES TRUST COMPLETES $50 MILLION PRIVATE PLACEMENT OF
                           TRUST PREFERRED SECURITIES

Indianapolis, Indiana, March 27, 2006 - Windrose Medical Properties Trust (NYSE:
WRS), a self-managed specialty medical properties REIT, announced today that it has completed a $50 million private placement of trust preferred securities by Windrose Capital Trust I, a Delaware statutory trust which is a wholly-owned subsidiary of Windrose Medical Properties, L.P., the operating partnership of Windrose. These securities will be treated as unsecured long-term debt under Generally Accepted Accounting Principles (GAAP) for tax purposes and therefore are not dilutive to equity. The net proceeds from the private placement will be used to repay debt and for general corporate purposes, including funding future acquisitions.

The $50 million of trust preferred securities have an approximate 30 year term ending March 30, 2036. The trust preferred securities require quarterly distributions of interest only at a fixed interest rate of 7.22% per annum through March 30, 2011 and thereafter at a floating rate, reset quarterly, of 3-month LIBOR plus 2.05%. The securities may be called at par by Windrose any time after March 30, 2011. These securities were placed in a private transaction exempt from registration under the Securities Act of 1933, as amended.

ABOUT WINDROSE

Windrose is a self-managed real estate investment trust (REIT) based in Indianapolis, Indiana with offices in Nashville, Tennessee. Windrose was formed to acquire, selectively develop and manage specialty medical properties, such as medical office buildings, outpatient treatment diagnostic facilities, physician group practice clinics, ambulatory surgery centers, specialty hospitals, outpatient treatment centers and other healthcare related specialty properties.

SAFE HARBOR

Some of the statements in this news release constitute forward-looking statements. Such statements include, in particular, statements about our beliefs, expectations, plans and strategies that are not historical facts and statements relating to the use of net proceedsfrom the offering and the terms of the trust preferred securities. You should not rely on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties, assumptions and changes in circumstances, many of which are beyond our control, which may cause our actual results to differ significantly from those expressed in any forward-looking

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statement. The factors that could cause actual results to differ materially from current expectations include our ability to deploy the net proceeds from this offering, our ability to call the trust preferred securities, financial performance and condition of our tenants, adverse changes in healthcare laws, changes in economic and general business conditions, competition for specialty medical properties, our ability to finance our operations, the availability of additional acquisitions, regulatory conditions and other factors described from time to time in filings we make with the Securities and Exchange Commission. The forward-looking statements contained herein represent our judgment as of the date hereof and we caution readers not to place undue reliance on such statements. We do not undertake to publicly update or revise any forward-looking statement whether as a result of new information, future events or otherwise.